Exhibit 99.1

Hiland Announces New Bakken Plant in North Dakota, Woodford Shale Expansion and Reports First Quarter 2008 Results

Enid, Oklahoma — May 8, 2008 — The Hiland companies, Hiland Partners, LP (NASDAQ: HLND) and Hiland Holdings GP, LP (NASDAQ: HPGP) today announced a new organic growth project in the Bakken in North Dakota, an expansion of its Wordford Shale gathering system and results for the first quarter of 2008.

North Dakota Bakken Agreement

Hiland Partners, LP today announced the signing of an agreement with Continental Resources, Inc. (“CLR”) to construct and operate gathering pipelines and related facilities in the Bakken Shale play in northwestern North Dakota.  With the signing of this agreement, CLR has dedicated approximately 129,000 gross acres to the Partnership.  CLR currently has 10 rigs working in the Bakken play with 13 expected by the end of 2008.  The initial term of the agreement is 10 years and grants the Partnership the right to process natural gas and share in the sales proceeds of the natural gas liquids and residue gas.  In addition, the Partnership will receive certain fixed fees for treating the natural gas.

The Partnership plans to make an initial capital investment of approximately $10 million by the end of 2008 and totaling up to $27 million over the next three years to build processing and treating facilities and install field gathering, compression and associated equipment.  The new system will be designed to provide low-pressure and highly reliable gathering, compression, dehydration, treating and processing services.  The expected startup of the initial phase of the project should occur no later than the second quarter of 2009.

The Partnership’s Board of Directors, as well as the Partnership’s Conflicts Committee, consisting of the Partnership’s independent directors, has approved the agreement.

Woodford Shale Expansion

Hiland Partners, LP today announced the accelerated expansion of its Woodford Shale gathering system.  The Woodford Shale gathering system is currently averaging close to its maximum capacity of 25,000 Mcf/d.  Recent CRI drilling success in the Woodford Shale has caused Hiland to expand the system’s capacity to over 65,000 Mcf/d by the end of the third quarter of 2008.  Hiland expects capital expenditures of approximately $10 million to complete the expansion.

“We are excited about expanding our presence in the Bakken with the new North Dakota plant and gathering system.” said Joseph L. Griffin, President and Chief Executive Officer.  “We continue to build upon the success we have experienced with our existing Bakken plant in Montana.  In addition to the Bakken and Arkoma Woodford, Hiland looks forward to potential growth opportunities in recently announced emerging unconventional resource and shale plays CRI is developing, including the Atoka and Woodford plays in western Oklahoma and the Texas Panhandle, the Haynesville Shale, the Marcellus Shale and the Huron Shale.”

Hiland Partners, LP Financial Results

Hiland Partners, LP reported net income for the three months ended March 31, 2008 of $1.3 million compared to net income of $2.2 million for the three months ended March 31, 2007, a decrease of 39%.  This decrease is primarily due to additional operations and maintenance, depreciation, general and administrative and interest expenses incurred, offset by increased midstream segment margin associated with our organic growth projects, including (i) the construction of the Woodford Shale gathering system, which commenced production in April 2007, (ii) the major expansion at the Badlands gathering system, including the nitrogen rejection plant, which became operational in August 2007, and (iii) the continued development of the Bakken gathering system.  Net income was also impacted by approximately $2.3 million as a result of the Badlands nitrogen rejection plant being taken out of service due to equipment failure during the three months ended March 31, 2008.  Net loss per limited partner unit-basic for the first quarter of 2008 was $(0.05) per unit compared to net income of $0.15 per unit in the corresponding quarter in 2007.  Weighted average limited partner units outstanding for the three months ended March 31, 2008 was 9.4 million units compared to 9.3 million units for the three months ended March 31, 2007.

EBITDA (EBITDA is defined as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense) for the three months ended March 31, 2008 was $13.9 million compared to $11.1 million for the three months ended March 31, 2007, an increase of 25%.  A reconciliation of EBITDA, a non-

GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.  Total segment margin for the three months ended March 31, 2008 was $22.9 million compared to $17.4 million for the three months ended March 31, 2007, an increase of 32%.  A reconciliation of total segment margin, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.  The increases in EBITDA and total segment margin are primarily attributable to favorable gross processing spreads, significantly higher average realized natural gas and natural gas liquids (NGL) prices and the increased sales volume as a result of our organic growth projects, including (i) the Woodford Shale gathering system, which commenced production in April 2007, (ii) the major expansion at the Badlands gathering system, including the nitrogen rejection plant, which became operational in August 2007, and (iii) the continued development of the Bakken gathering system.  The increases in EBITDA and segment margin were offset by approximately $2.3 million of forgone EBITDA and segment margin as a result of the Badlands nitrogen rejection plant being taken out of service due to equipment failure during the three months ended March 31, 2008 and a $0.8 million increase in general and administrative expenses for the three months ended March 31, 2008 compared to the three months ended March 31, 2007, primarily as the result of increased unit based compensation, the timing of executive annual cash bonuses and additional staffing.  Non-cash expenses incurred during the first quarter of 2008 that were not added back in determining EBITDA include non-cash loss on derivative transactions of $0.4 million and non-cash compensation expense of $0.4 million.

The Partnership reported distributable cash flow (“DCF”) of $10.8 million for the three months ended March 31, 2008, compared to $8.5 million for the three months ended March 31, 2007, an increase of 27%.  As a Master Limited Partnership, cash distributions to limited partners are largely determined based on DCF.  A reconciliation of DCF, a non-GAAP financial measure, to net income, the most directly comparable GAAP financial measure, is provided within the financial tables of this press release.

On April 25, 2008, Hiland Partners, LP announced an increase in its cash distribution for the first quarter of 2008.  The declared quarterly distributions on Hiland Partners, LP’s common and subordinated units increased to $0.8275 per unit (an annualized rate of $3.31 per unit) from $0.7950 per unit (an annualized rate of $3.18 per unit) for the fourth quarter of 2007.  This represents a 4.1% increase over the prior quarter and a 16.1% increase over the distribution for the same quarter of the prior year.  This distribution will be paid on May 14, 2008 to unitholders of record on May 5, 2008.

Hiland Holdings GP, LP Financial Results

Hiland Holdings GP, LP reported quarterly net income for the three months ended March 31, 2008 of $0.8 million ($0.04 per limited partner unit-basic) compared to net income of $0.7 million ($0.03 per limited partner unit-basic) for the three months ended March 31, 2007.  Net income before minority interest was $0.6 million in the three months ended March 31, 2008 compared to $1.3 million in the three months ended March 31, 2007.

Hiland Holdings GP, LP’s share of distributions from Hiland Partners, LP, including distributions on its 5,381,471 limited partner units, its two percent general partner interest, and the incentive distributions rights, will be approximately $6.4 million for the first quarter of 2008.  On April 25, 2008, Hiland Holdings GP, LP, announced an increase in its cash distribution for the first quarter of 2008.  The declared quarterly distributions on the Partnership’s units were increased to $0.28 per unit (an annualized rate of $1.12 per unit) from $0.255 per unit (an annualized rate of $1.02 per unit) for the fourth quarter of 2007.  This represents a 9.8% increase over the prior quarter and a 34.9% increase over the distribution for the same quarter of the prior year.  The distribution will be paid on May 19, 2008 to unitholders of record on May 5, 2008.

Conference Call Information

Hiland has scheduled a conference call for 10:00 am Central Time, Friday, May 9, 2008, to discuss the 2008 first quarter results.  To participate in the call, dial 1.888.396.2298 and participant passcode 92002423, or access it live over the Internet at www.hilandpartners.com, on the “Investor Relations” section of the Partnership’s website.

Use of Non-GAAP Financial Measures

This press release and the accompanying schedules include the non-generally accepted accounting principles (“non-GAAP”) financial measures of EBITDA, adjusted EBITDA, total segment margin and distributable cash flow.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income or any other GAAP measure of liquidity or financial performance.

About the Hiland Companies

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs.  The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations.  The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.  Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,030 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities.  The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings GP, LP owns the two percent general partner interest, 1,301,471 common units and 4,080,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

This press release may include certain statements concerning expectations for the future that are forward-looking statements.  Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control.  An extensive list of factors that can affect future results are discussed in the Partnership’s Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission.  The Partnership undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

Contacts:	Matthew S. Harrison, Vice President and CFO
Hiland Partners, LP
(580) 242-6040

—   tables to follow  —

Other Financial and Operating Data

Hiland Partners, LP — Results of Operations

Set forth in the table below is financial and operating data for Hiland Partners, LP.

	Three Months Ended March 31,
	2008	2007
	(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$90,274	$59,849
Midstream purchases	68,618	43,615
Midstream segment margin	21,656	16,234
Compression revenues (A)	1,205	1,205
Total segment margin (B)	$22,861	$17,439

Summary of Operations Data:
Midstream revenues	$90,274	$59,849
Compression revenues	1,205	1,205
Total revenues	91,479	61,054

Midstream purchases (exclusive of items shown separately below)	68,618	43,615
Operations and maintenance	6,769	4,970
Depreciation, amortization and accretion	8,929	6,741
General and administrative	2,301	1,515
Total operating costs and expenses	86,617	56,841
Operating income	4,862	4,213
Other income (expense)	(3,535)	(2,051)
Net income	1,327	2,162

Add:
Depreciation, amortization and accretion	8,929	6,741
Amortization of deferred loan costs	134	88
Interest expense	3,501	2,086

EBITDA (C)	$13,891	$11,077

Non-cash (gain) loss on derivative transactions	$401	($69)
Non-cash unit based compensation expense	$371	$178

Distributable cash flow (D)	$10,808	$8,498

Maintenance capital expenditures	$528	$619
Expansion capital expenditures	7,602	15,919
Total capital expenditures	$8,130	$16,538

Operating Data:
Inlet natural gas (Mcf/d)	227,431	200,088
Natural gas sales (MMBtu/d)	85,773	74,521
NGL sales (Bbls/d)	5,272	3,986
Average realized natural gas sales price ($/MMBtu)	$7.33	$6.19
Average realized NGL sales price ($/gallon)	$1.40	$0.94

	March 31,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$319,911	$319,320
Total assets	$415,908	$410,473
Long-term debt, net of current maturities	$234,952	$226,104
Net equity	$131,941	$139,167

(A) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B) Reconciliation of total segment margin to operating income:

	Three Months Ended March 31,
	2008	2007
	(unaudited, in thousands)
Reconciliation of Total Segment Margin toOperating Income
Operating income	$4,862	$4,213
Add:
Operations and maintenance expenses	6,769	4,970
Depreciation, amortization and accretion	8,929	6,741
General and administrative expenses	2,301	1,515
Total segment margin	$22,861	$17,439

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations.  We review total segment margin monthly for consistency and trend analysis.  We define midstream segment margin as midstream revenue less midstream purchases.  Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties.  We define compression segment margin as the revenue derived from our compression segment.

(C) We define EBITDA, a non-GAAP financial measure, as net income plus interest expense, provisions for income taxes and depreciation, amortization and accretion expense.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others to assess: (1) the financial performance of our assets without regard to financial methods, capital structure or historical cost basis; (2) the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; (3) our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or structure; and (4) the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.  EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used as a gauge for compliance with our financial covenants under our credit facility.  EBITDA should not be considered as an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our EBITDA may not be comparable to EBITDA of similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do.

(D) Reconciliation of distributable cash flow to net income:

	Three Months Ended March 31,
	2008	2007
	(unaudited, in thousands)
Reconciliation of Distributable Cash Flow toNet Income
Net income	$1,327	$2,162
Add:
Depreciation, amortization and accretion	8,929	6,741
Amortization of deferred loan costs	134	88
Interest expense	3,501	2,086
Non-cash loss (gain) on derivatives transactions	401	(69)
Non-cash compensation expense	371	178
Adjusted EBITDA	14,663	11,186
Less:
Cash interest expense	3,220	2,069
Maintenance capital expenditures	528	619
Payments on capital lease obligations	107	—
Distributable cash flow	$10,808	$8,498

We view distributable cash flow, a non-GAAP financial measure, as an important performance measure used by senior management to compare basic cash flows generated by the Partnership (prior to the establishment of any retained cash reserves by the Board of Directors) to the cash distributions expected to be paid to unitholders.  Using this metric, management can compute the coverage ratio of estimated cash flows to planned cash distributions.  Distributable cash flow is also an important non-GAAP financial measure for unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment.  The financial measure indicates to investors whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in quarterly distribution rates.  Distributable cash flow is also a quantitative standard used throughout the investment community with respect to publicly-traded partnerships because the value of such an entity generally is related to the amount of cash distributions the entity can pay to its unitholders.  The GAAP financial measure most directly comparable to distributable cash flow is net income.

Hiland Holdings GP, LP — Results of Operations

Set forth in the table below is financial and operating data for Hiland Holdings GP, LP.

	Three Months Ended March 31,
	2008	2007
	(unaudited, in thousands)
Total Segment Margin Data:
Midstream revenues	$90,274	$59,849
Midstream purchases	68,618	43,615
Midstream segment margin	21,656	16,234
Compression revenues (A)	1,205	1,205
Total segment margin (B)	$22,861	$17,439

Summary of Operations Data:
Midstream revenues	$90,274	$59,849
Compression revenues	1,205	1,205
Total revenues	91,479	61,054

Midstream purchases (exclusive of items
shown separately below)	68,618	43,615
Operations and maintenance	6,769	4,970
Depreciation, amortization and accretion	9,216	7,028
General and administrative	2,684	2,045
Total operating costs and expenses	87,287	57,658
Operating income	4,192	3,396
Other income (expense)	(3,558)	(2,074)
Income before minority interest in loss (income) of Hiland Partners, LP	634	1,322
Minority interest in loss (income) of Hiland Partners, LP	206	(574)
Net income	$840	$748

	March 31,	December 31,
	2008	2007
	(unaudited)
Balance Sheet Data (at period end):
Property and equipment, at cost, net	$323,552	$323,073
Total assets	$425,671	$420,286
Long-term debt, net of current maturities	$235,307	$226,459
Minority interests	$123,856	$126,409
Net equity	$17,233	$22,135

(A) Compression revenues and compression segment margin are the same. There are no compression purchases associated with the compression segment.

(B) Reconciliation of total segment margin to operating income:

	Three Months Ended March 31,
	2008	2007
	(unaudited, in thousands)
Reconciliation of Total Segment Margin to Operating Income
Operating income	$4,192	$3,396
Add:
Operations and maintenance expenses	6,769	4,970
Depreciation, amortization and accretion	9,216	7,028
General and administrative expenses	2,684	2,045
Total segment margin	$22,861	$17,439

We view total segment margin, a non-GAAP financial measure, as an important performance measure of the core profitability of our operations.  We review total segment margin monthly for consistency and trend analysis.  We define midstream segment margin as midstream revenue less midstream purchases.  Midstream purchases include the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, and the cost of crude oil purchased by us from third parties.  We define compression segment margin as the revenue derived from our compression segment.